UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

WCA Waste Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50808	20-0829917
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Riverway, Suite 1400	77056
Houston, Texas 77056	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (713) 292-2400

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2010, WCA Waste Corporation (the “Company”), Comerica Bank, in its capacity as Administrative Agent, together with Compass Bank as Documentation Agent, and in each of those bank’s capacities as Co-Lead Arrangers, along with Regions Bank, in its capacity as Syndication Agent, and certain other lenders, entered into the Twelfth Amendment to Revolving Credit Agreement (the “Amendment”) to amend the Revolving Credit Agreement dated July 5, 2006 (the “Credit Agreement”), by and between the Company, Comerica Bank as Administrative Agent and certain other lenders set forth therein, as previously amended.  Regions Bank, Branch Banking and Trust Company, and CoBank, ACB have become new participating lenders under the Credit Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended by the Amendment and all other prior amendments.

The Amendment extended the term of the Credit Agreement and the revolving credit facility established thereunder, which would have expired on July 5, 2011, to January 31, 2014.  The Amendment also increased the total revolving credit commitments available to the Company from the participating lenders under the Credit Agreement to $200 million from $175 million.

The Amendment modified some of the pricing terms and conditions of the Credit Agreement; however, such modifications will not increase the Company’s borrowing costs at current borrowing levels.  In lieu of an unused commitment fee, the Company is required to pay, quarterly in arrears, an annual facility fee in an amount ranging from 0.375% to 0.875% of the total revolving credit commitments of $200 million available under the Credit Agreement (the “Facility Fee”).   The Company is also obligated to pay an annual letter of credit fee in an amount ranging from 2.125% to 2.625% of the letter of credit obligations outstanding under the Credit Agreement (the “L/C Fee”).  Any borrowings under the Credit Agreement will bear interest at either (x) the Eurodollar London Interbank Offered Rate (“LIBOR”) for the applicable interest period, plus a spread ranging from 2.125% to 2.625% per annum (a “LIBOR Loan”) or (y) a base rate equal to the greater of (1) the Federal Funds Rate plus 1%, (2) the Prime Rate as published by Comerica Bank from time to time, or (3) one-month LIBOR plus 1.00%, plus a spread ranging  from 1.625% to 2.125% (a “Base Rate Loan”).  The Facility Fee, the L/C Fee and the applicable spread on a LIBOR Loan and a Base Rate Loan depends on the Company’s Leverage Ratio (as such term is defined in the Credit Agreement as previously amended).

From the date of the Amendment until the Company’s Compliance Certificate is delivered to the Administrative Agent for the fiscal quarter ended June 30, 2010, the Facility Fee will be 0.625%, the L/C Fee will be 2.625% and the spreads applicable to LIBOR Loans and Base Rate Loans will be 2.625% and 2.125%, respectively.  As of June 30, 2010, the Company had borrowings of $67.5 million outstanding under the Credit Agreement and outstanding letters of credit issued under the Credit Agreement of $12.6 million.

The Amendment did not result in any material modifications to the representations and warranties, covenants or other terms and provisions of the Credit Agreement.

The above description of the material terms of the Amendment is not a complete statement of the rights and obligations with respect to the Credit Agreement. The above statements are qualified in their entirety by reference to the Amendment, a copy of which is filed as exhibit 10.1 hereto.

Item 9.01  Financial Statements and Exhibits.

           (d)           Exhibits.

Exhibit Number	Description
Exhibit 10.1	Twelfth Amendment to Revolving Credit Agreement dated June 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION

Date: July 6, 2010	/s/ Charles A. Casalinova
Charles A. Casalinova
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Twelfth Amendment to Revolving Credit Agreement dated June 30, 2010